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                                                                   EXHIBIT 10.10
                       DEVELOPMENT AND LICENSING AGREEMENT

        This Development and Licensing Agreement ("Agreement") is made by and between Abacus Concepts, Inc. ("Abacus"), a California corporation and Sagent Technology Inc., a California corporation ("Sagent"). Together, Sagent and Abacus are the only parties hereto. The parties' respective addresses are set forth on the signature page hereof.

        WHEREAS, Abacus develops and markets computer software;

        WHEREAS, Abacus owns and/or has rights to certain software that is compatible with the Microsoft Windows operating system and other software; and

        WHEREAS, Sagent and Abacus desire to incorporate certain Abacus software into that certain Sagent Product as defined below that will be compatible with the Microsoft Windows operating systems.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      DEFINITIONS

1.1 "Affiliate" of a Person means a Person (a) which controls, directly or indirectly, the first Person, (b) which is controlled, directly or indirectly, by the first Person, or (c) which is controlled, directly or indirectly, by any Person qualifying as an Affiliate under clause (a) or (b) above.

1.2 "Advance Royalty Payment" means the aggregate amount of $75,000 payable by Sagent to Abacus in one advance payment pursuant to section 5.2 of this Agreement.

1.3 "Agreement" means this Development and Licensing Agreement, as amended, supplemented, or modified from time to time by the parties in writing.

1.4 "Arbitration Panel" shall have the meaning ascribed to such term in Section
11.1 hereof.

1.5     "Abacus Software" means the SV Software and WB Software.

1.6 "Code" means the United States Bankruptcy Code, as set forth in Title 11 of the United States Code, as amended from time to time.

1.7 "Confidential Information" means any information, including, without limitation, any technical information and any information relating to the present and future business operations or financial condition of the party disclosing the information, whether such information is written or oral, including, but not limited to, market information, technical information, data, devices, trade secrets, techniques, concepts, samples, plans, methods, financial information, packaging information, formulae, recipes, processes, instructions, outlines of processes, component parts,


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marketing strategies, projections, matters of a business nature (such as development and improvement of specifications, requirements and preferences, costs and prices, feasibility studies, research data related to the business of the disclosing party, methods of conducting business, and systems), all other items related to the operations and plans (whether current or in development) of the disclosing party which is marked as confidential at the time of disclosure, disclosed by one party to the other pursuant to this Agreement. "Confidential Information" does not include information that (a) is or becomes generally known or available by publication, commercial use, or otherwise through no fault of the receiving party; (b) was known by the receiving party at the time of disclosure by the disclosing party as evidenced by competent written proof; (c) is independently developed by the receiving party without use of the disclosing party's Confidential Information; (d) is lawfully obtained from a third party who has the right to make such disclosure without breaching an obligation of confidentiality; (e) is publicly disclosed by the disclosing party in writing; or (f) is obligated to be produced by the receiving party under an order of a court of competent jurisdiction, or valid administrative or congressional subpoena, or otherwise pursuant to applicable law, so long as the receiving party provides the disclosing party adequate notice prior to such production to enable the disclosing party to take steps to protect the information from disclosure.

1.8 "Effective Date" means the date that this Agreement is executed by the parties, or, if executed on different dates, the date corresponding to the date on which the final party executes this Agreement.

1.9 "Error" means defect or bug in the Abacus Software delivered to Sagent which prevents it from performing in accordance with the Specifications and end-user documentation provided by Abacus.

1.10 "Net Receipts" shall mean the total amounts invoiced by Sagent to customers with respect to sales of the Abacus Software or Derivative Works, less (i) freight, packaging, handling or other reasonable shipment expenses, (ii) sales, use, value-added, excise and other taxes, (iii) insurance, (iv) customs duties and other governmental charges, (v) cash or trade discounts, (vi) returns or credits, (vii) bad debts, and (viii) other similar expenses.

1.11 "Person" means any individual, company, corporation, firm, partnership, joint venture, association, organization, or trust, in each case whether or not having a separate legal identity.

1.12 "Sagent Product" means any and all commercial versions of that Sagent product known as Sagent Information Studio or any other future Sagent product in which the Abacus Software is incorporated by Sagent, in whole or in part (including any Sagent product manufactured by Sagent for a third party or by such third party under a license from Sagent which software are distributed under such third party's name).

1.13 "Source Code" means the human level intelligible instructions regarding the WB Software module expressed in the high-level technical and specialized programming language in which the WB Software module was written. Source Code shall be deemed also to include the computer programming language and all programmers comments included in the instructions.

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1.14 "Source Materials" means the human intelligible source code listing and instructions to StatView InstallShield provided by Abacus to enable a reasonably competent computer programmer to install Abacus Software.

1.15 "Specifications" means the specifications for design and development of the Abacus Software attached to this Agreement in Addendum 1.

1.16 "SV Software" means Abacus's StatView software, Version 4.55 as modified by Abacus pursuant to Section 2 and all International versions including Abacus's electronic end-user instructions training an end-user customer to use same and any new versions thereof.

1.17 "Term" means the term of this Agreement, as it may be extended or earlier terminated in accordance with Sections 9.1 and 9.2 hereof.

1.18 "WB Software" means Abacus's White Birch Software module as developed by Abacus pursuant to Section 2.

2.      DEVELOPMENT OF ABACUS SOFTWARE

2.1 PREPARATION OF PROJECT PLAN. Abacus shall prepare and submit to Sagent a project plan ("Project Plan") for the development of the Abacus Software by February 28, 1997. The Project Plan shall include the following:

        (a) a listing of all items to be delivered to Sagent under this Agreement ("Deliverables");

        (b)     a delivery schedule containing milestones for each Deliverable;
                and

        (c)     acceptance tests and criteria for each Deliverable.

        Abacus and Sagent have agreed on the Specifications for the Abacus Software as set forth in Addendum 1 attached hereto. Upon delivery of the Project Plan by Abacus, Sagent shall have fifteen (15) days in which to review and approve the Project Plan which such approval shall not be unreasonably withheld. Upon written approval of the Project Plan by both parties, it will be marked as Addendum 2 and will be deemed by both parties to have become a part of this Agreement and will be incorporated by reference. Addendum 2 shall consist of the following items: Part A - Deliverables, Part B - Milestones and Delivery Schedule, and Part C - Acceptance Tests and Criteria. If the parties fail to agree on the Project Plan, the Agreement shall terminate and Abacus shall return the Advance Royalty Payment.

2.2 DEVELOPMENT OF ABACUS SOFTWARE. Upon delivery of the Project Plan and receipt of all sums due therefor, Abacus shall commence development of the Abacus Software that will substantially conform to the requirements set forth in the Specifications. Abacus is not obligated to develop the Abacus Software hereunder, and Sagent has not contracted for any development, unless and until each part of all Addenda are executed by both parties and attached hereto.

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2.3 DELIVERY. For any Deliverable covered by Addendum 2, such Deliverable shall be delivered on magnetic media in object code format. Delivery shall take place at a mutual acceptable time and format pursuant to the applicable milestone as set forth in Part B of Addendum 2. In consideration of Abacus' development with respect to any Addendum, Sagent shall pay Abacus as set forth in Section 5 of this Agreement.

2.4 ACCEPTANCE. Sagent shall have thirty (30) days from the date of delivery of each Deliverable to inspect, test and evaluate it to determine whether the Deliverable satisfies the acceptance criteria in accordance with procedures set forth in Part C of Addendum 2, or as established by Abacus and approved by Sagent prior to testing. If the Deliverable does not satisfy the acceptance criteria, Sagent shall give Abacus written notice stating why the Deliverable is unacceptable. Abacus shall have thirty (30) days from the receipt of such notice to correct the deficiencies. Sagent shall then have fifteen (15) days to inspect, test and evaluate the Deliverable. If the Deliverable still does not satisfy the acceptance criteria, Sagent shall have the option of either (1) repeating the procedure set forth above, or (2) terminating this Agreement pursuant to Section 9 of this Agreement whereupon Abacus shall return to Sagent the Advance Royalty Payment except as provided in Section 5.2. If Sagent does not give written notice to Abacus within the initial thirty (30) day inspection, testing and evaluation period or any extension of that period, that the Deliverable does not satisfy the acceptance criteria, Sagent shall be deemed to have accepted the Deliverable upon expiration of such period.

2.5 DESIGN REVIEW AND SPECIFICATION CHANGES. The parties acknowledge that there may be additions, deletions or other changes which may affect Abacus's development of the Abacus Software at any time during the term of this Agreement. Upon written notice of such desired changes by either party, Abacus and Sagent shall work together to make any necessary changes to the Project Plan. Other than as set forth herein, each Part of any Addendum (including Addendum 2) may change only upon the parties' mutual written agreement.

2.6 OWNERSHIP AND LICENSE OF ABACUS SOFTWARE. Abacus shall be the sole owner of the Abacus Software. Sagent shall retain no right, title or interest therein whatsoever other than the license set forth herein and ownership of any changes made by Sagent to the Source Code. Sagent is the sole owner of the Sagent Product subject to Abacus's exclusive ownership of and rights in the underlying Abacus Software.

2.7 WARRANTY, DEFECTS AND REPAIRS. Abacus warrants that the Abacus Software will substantially conform to the Specifications for ninety (90) days following the delivery of any master copy of the Abacus Software to Sagent and following the delivery of any copy of the Abacus Software to an end-user customer as contemplated by this Agreement. Sagent shall promptly notify Abacus of any nonconformance to the foregoing warranty. In the event of any nonconformance to the foregoing warranty as reported in writing to Abacus by Sagent, Abacus will promptly use its reasonable commercial efforts to test and confirm any reported Error and will thereafter, at its sole option and expense, (i) promptly repair or replace the nonconforming Abacus Software, or (ii) in the case of a warranty claim by an end-user customer, accept return of the nonconforming Abacus Software and refund to Sagent the applicable royalty fee received by Abacus for the nonconforming copy of the Abacus Software. Abacus shall use its reasonable commercial efforts to commence testing of any reported Error(s) no later than the first working

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day after its receipt of written notice of the nonconformity. The warranty set forth in this Section 2.7 shall not apply if: (a) the Abacus Software is not used in accordance with the end-user documentation and the nonconformance is caused by such use; or (b) the Error is caused by a modification or extension not made by Abacus or its authorized representative; or (c) the Error is caused by installation of the Abacus Software in an operating or hardware environment for which the Abacus Software has not been licensed; or (d) the Error is caused by a third-party software malfunction.

3.      SUPPORT

3.1 SAGENT OBLIGATIONS. Sagent will provide direct first level technical support for the Abacus Software to end-user customers acquiring the Abacus Software from Sagent or its distributions as provided by this Agreement. Such support shall include answering product use questions, diagnosing problems and using reasonable efforts to provide solutions to problems.

3.2 TECHNICAL SUPPORT. For the consideration set forth in Section 5.4, during the term hereof Abacus shall provide Sagent (and Sagent only), during Abacus' ordinary business hours, with the amount of telephone support for the Abacus Software in accordance with Addendum 3. Sagent shall pay for all documented telephone toll charges incurred by Abacus in providing such telephone support. All such support shall be subject to the reasonable availability of qualified Abacus personnel at Abacus' headquarters facility.

        Notwithstanding the foregoing, Abacus shall have no obligation to support (i) altered, damaged or modified Abacus Software provided such modifications were not made by Abacus or its authorized representative; (ii) Errors caused by Sagent's negligence, hardware malfunction or other causes beyond the reasonable control of Abacus; or (iii) Abacus Software installed in an operating environment or in a hardware environment for which the Abacus Software has not been licensed.

4. LICENSE OF ABACUS SOFTWARE BY SAGENT, SOURCE CODE RELEASE AND OBLIGATIONS OF THE PARTIES

4.1 MODIFICATION LICENSE. Abacus hereby grants to Sagent, under all of Abacus's intellectual property rights in and to the WB Software, a limited non-exclusive, non-transferable, irrevocable, license to use, reproduce and prepare derivative works of the Source Code (the "Derivative Works") for the sole purpose of creating, maintaining and enhancing Sagent products for use in connection or conjunction with the Sagent Products.

4.2 OBJECT CODE REPRODUCTION LICENSE. Abacus hereby grants to Sagent, under all of Abacus's intellectual property rights in and to the Abacus Software, a non-exclusive, non-transferable, license to reproduce, in object code format only, the Abacus Software and/or Derivative Works.

4.3 DISTRIBUTION LICENSE. Abacus hereby grants to Sagent, under all of Abacus's intellectual property rights in and to the Abacus Software, a non-exclusive, non-transferable license to distribute copies, in object code format, of the Abacus Software and/or Derivative Works for use in connection or conjunction with the Sagent Product.



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4.4 DOCUMENTATION. Abacus shall provide Sagent with an electronic version of the end-user documentation for the Abacus Software (the "Documentation"). Abacus hereby grants to Sagent a non-exclusive, non-transferable, license to use, reproduce, and distribute the Documentation and to modify, create derivative works and distribute those derivative works of the documentation to end-users of the Abacus Software.

4.5 USE OF SOURCE CODE. Sagent shall use the Source Code under carefully controlled conditions in accordance with and for the limited purposes of this Agreement, and to inform those employees who are given access to the Source Code by Sagent that such materials are confidential and proprietary information of Abacus and disclosed to Sagent as such.

4.6     SAGENT OBLIGATIONS.  Sagent shall:

        (a) use its reasonable commercial efforts to distribute the Abacus Software in conjunction or combination with the Sagent Product;

        (b) maintain on its staff qualified individuals trained in the use, demonstration, application and service of Abacus Software;

        (c) be responsible for coordinating all warranty claims and product service for Abacus Software sold in any Sagent Product;

        (d) in consideration of the development, use and support the Abacus Software, pay Abacus all payments as set forth in Section 5 of this Agreement;

        (e) prior to Abacus beginning development of the Abacus Software, promptly loan to Abacus three (3) Pentium Pro computer systems, including monitors, mouse and keyboards, in configurations that Sagent uses in the normal course of its software development activity. The parties acknowledge and agree that these computers shall be for Abacus' use through final acceptance of the Abacus Software as set forth in Part B of Addendum 2 and will be returned to Sagent thereafter;

        (f) be responsible for creating all end-user documentation for Abacus Software as distributed in conjunction or combination with the Sagent Product; and

        (g) be responsible for engineering the installation of Abacus Software as contemplated by this Agreement.

4.7     ABACUS OBLIGATIONS.  Abacus shall:

        (a) provide Sagent with master copies of the Abacus Software in order for Sagent to incorporate such Abacus Software into Sagent Product;

        (b) provide Sagent with reasonable technical support and assistance and necessary technical data and other information which facilitate the incorporation of the Abacus

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               Software into the Sagent Product and the configuration of the
               Abacus Software with the Sagent Product;

        (c) provide Sagent with the most current electronic end-user documentation for the SV Software. Abacus shall retain all rights, title and interest therein whatsoever;

        (d) provide Sagent with one copy of the current Source Materials in order for Sagent to install Abacus Software as contemplated by this Agreement; and
        (e) use its reasonable efforts to ensure that updated or revised versions of the SV Software shall be made available to Sagent no later than ninety (90) days after such revised version's initial publication to the general public

4.8 SALES BY SAGENT. Sagent shall sell Abacus Software as distributed in conjunction or combination with the Sagent Product at prices and on terms which Sagent determines in its discretion.

4.9 LICENSE OF SOURCE MATERIALS. Abacus also grants a limited, nonexclusive, nontransferable license without right to sublicense, to read and use the Source Materials for the sole purpose of installing Abacus Software for end-users as contemplated by this Agreement. Sagent shall retain no right, title or interest therein whatsoever other than the license set forth herein.

4.10 TRADEMARKS. "Abacus Concepts," "StatView" and "White Birch" (hereinafter "Trademark" or "Trademarks") and any other trademarks and service marks adopted by Abacus to identify the Abacus Software belong to Abacus; Sagent will have no rights in such marks except as expressly set forth herein and as specified in writing from time to time. Abacus grants Sagent the right to use the Trademarks in its marketing and distribution of the Abacus Software as contemplated by this Agreement. Sagent's use of the Trademarks shall be under Abacus's trademark policies and procedures in effect from time-to-time. Sagent agrees not to use the Trademarks or any other mark likely to cause confusion with the Trademarks as any portion of the Sagent's tradename, trademark for the Sagent Product, or trademark for any other products of Sagent. Sagent shall have the right to use the Trademarks solely to refer to the Abacus Software.

        Sagent agrees with respect to each registered trademark of Abacus, to include in each advertisement, brochure, or other such use of the trademark, the trademark symbol "circle R" and the following statement:

       ____________________ is a registered trademark of Abacus Concepts, Inc., Berkeley, California

        Unless otherwise notified in writing by Abacus, Sagent agrees, with respect to every other trademark of Abacus, to include in each advertisement, brochure, or other such use of the trademark, the symbol "TM" and the following statement:

       ____________________ is a trademark of Abacus Concepts, Inc., Berkeley, California

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        Sagent shall not market the Abacus Software in any way which implies that the Abacus Software are the proprietary product of Sagent or of any party other than Abacus.

5.      PAYMENT

5.1 DEVELOPMENT FEE. In consideration of Abacus' development work and performance hereunder, Sagent shall pay the sum [*] Dollars ($[*]) to Abacus as follows:

        (a) $[*] due and payable upon Sagent's approval of the Project Plan which such approval shall not be unreasonably withheld;

        (b) $[*] due and payable at a mutually agreeable midway point as defined in Part B of Addendum 2; and

        (c) $[*] due and payable upon delivery and acceptance of the final version of the Abacus Software as set forth in Part B of Addendum 2.

5.2 ADVANCE ROYALTY PAYMENT. In the event that the final version of the Abacus Software does not satisfy the acceptance criteria in accordance with the procedures set forth in Part C of Addendum 2 by December 31, 1997, provided that the Project Plan is not amended in writing by the parties pursuant to Section
2.5 of this Agreement, Sagent shall have the right to terminate this Agreement and receive a refund of the Advance Royalty Payment. Notwithstanding the foregoing, in the event that Sagent has pre-sold the Abacus Software prior to the delivery of the final version, the Advance Royalty Payment shall automatically become nonrefundable.

5.3 ROYALTY FEES. For each and every copy of Abacus Software and/or Derivative Work as distributed in conjunction or combination with the Sagent Product which Sagent or a third party under a license from Sagent distributes (directly or indirectly) to a third party, Sagent shall pay Abacus [*] percent ([*]%) of Sagent's Net Receipts for such Abacus Software or Derivative Work as distributed in conjunction or combination with the Sagent Product. On the Effective Date of this Agreement, Sagent shall pay Abacus an advance royalty payment in the amount of $[*] ("the Advance Royalty Payment"). The Advance Royalty Payment will be offset against any royalty payments payable to Abacus pursuant to this Section
5.2. Any royalty payments payable to Abacus pursuant to this Section 5.2 in excess of the Advance Royalty Payment will be paid to Abacus quarterly within forty-five (45) days after the end of each calendar quarter. Within forty-five
(45) days after the end of each calendar quarter, Sagent will send Abacus a written report on the distribution of all copies of Abacus Software in conjunction or combination with the Sagent Product during the quarter. Each report will specify (i) the number of copies of the Sagent Product distributed, itemized by version and name; (ii) the total applicable royalties; (iii) the amount of any unused Advance Royalty Payments being credited; and (iv) the net amount due Abacus. If no royalties are owed for any quarter, such fact shall be stated.

        Abacus will have the right, not more than once per calendar year during the term of this Agreement through an independent certified public accountant reasonably acceptable to Sagent, upon not less than fifteen (15) days prior written notice to Sagent, to conduct a review at Sagent's

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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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principal business offices of all Sagent's books and records relating to
Sagent's sale and distribution of the Sagent Product to which royalties are related, in which instance Sagent shall reasonably cooperate with Abacus in making all such records available. If any such audit uncovers a shortfall in royalty payments hereunder in excess of ten percent (10%) for the audited period (and no audit shall occur (a) more than once in any 12 month period and (b) for any period which was previously audited), all expenses of such audit shall be paid by Sagent.

5.4 SUPPORT FEES. In consideration of the support services as set forth in
Section 3.2, Sagent shall pay Abacus the annual support fee set forth in Addendum 3 attached hereto and made a part hereof. Such annual support fee shall be paid in advance of the term in which support services are to be provided; such support services are expressly conditioned upon the prior receipt of such fee. Such support shall be provided for one (1) year beginning ninety (90) days from the acceptance of the final version of the Abacus Software and shall be extended each year thereafter for an additional one (1) year term unless terminated by either party at the end of the original support term or at the end of any renewal support term by giving the other party written notice at least ninety (90) days prior to the end of any such support term; provided that Abacus shall not terminate its support services for the three (3) year term of this Agreement except for a failure to pay the annual support fees on the part of Sagent. In the event Sagent fails to make any payment or otherwise elects to discontinue the support services except due to a breach by Abacus of its support obligations, then to reinstate or renew such services, Sagent must first pay Abacus the current annual support fee and all past support fees. Said support fee may be increased annually by not more than the increase in the Consumer Price Index for the applicable period, and any increase shall be upon at least thirty (30) days prior written notice. If Abacus changes the annual maintenance fees in the middle of any maintenance period, said change shall not apply to the maintenance services provided during such period.

5.5 BUNDLES. Sagent may license or distribute the Abacus Software and/or Derivative Work as part of a package or bundle with the Sagent Product. The price of the Abacus Software or Derivative Work, as the case may be, for the purposes of computing royalties hereunder shall be: (the standard Sagent retail price of the Abacus Software or Derivative Works, as the case may be, in the bundled product divided by the standard retail price of all separately obtainable products in the bundle, including the Abacus Software or Derivative Works, in the bundled product) multiplied by (the actual retail price of the bundled product charged by Sagent for the bundled product).

6.      REPRESENTATIONS AND WARRANTIES

6.1 SAGENT. Sagent represents and warrants as follows: (a) Sagent is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (b) Sagent has all requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement; (c) this Agreement has been duly authorized, executed and delivered by Sagent and is a valid and binding obligation of Sagent enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency moratorium, and other laws of general application affecting the enforcement of creditors' rights; and (d) the execution, delivery, and performance of and compliance with this Agreement does not and will not conflict with, or constitute a default under, or result in the creation of, any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of

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Sagent, nor result in any violation of (i) any term of Sagent's articles of incorporation or bylaws, (ii) in any material respect, any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree or
(iii) to the best of Sagent's knowledge, any order, statute, rule or regulation applicable to Sagent, the violation of which would have a material adverse effect on Sagent's business or properties.

6.2 ABACUS. Abacus represents and warrants as follows: (a) Abacus is a corporation duly organized, validly existing, and in good standing under the laws of the State of California; (b) Abacus has all requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement including, but not limited to, the right to grant the licenses granted herein; (c) the Abacus Software does not infringe any United

States patent existing as of the Effective Date, copyright, trademark, or other intellectual property right of any third Person; (d) this Agreement has been duly authorized, executed, and delivered by Abacus and is a valid and binding obligation of Abacus enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights; and (e) the execution, delivery, and performance of and compliance with this Agreement does not and will not conflict with, or constitute a default under, or result in the creation of, any mortgage pledge, lien, encumbrance or charge upon any of the properties or assets of Abacus, nor result in any violation of (i) any term of Abacus's certificate of incorporation or bylaws, (ii) in any material respect, any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree or (iii) to the best of Abacus's knowledge, any order, statute, rule or regulation applicable to Abacus, the violation of which would have a material adverse effect on Abacus's business or properties.

7.      DISCLAIMER AND LIMITATION OF LIABILITIES

7.1 DISCLAIMER. EXCEPT AS SET FORTH IN THIS AGREEMENT, ABACUS MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE ABACUS SOFTWARE, AND HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

7.2 LIMITATION OF LIABILITY. EXCEPT FOR ABACUS'S OBLIGATIONS UNDER SECTION 8 BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ABACUS SOFTWARE, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. EXCEPT FOR ABACUS'S OBLIGATIONS UNDER SECTION 8 BELOW, IN NO EVENT WILL ABACUS'S LIABILITY IN CONNECTION WITH THE ABACUS SOFTWARE OR THIS AGREEMENT EXCEED AMOUNTS PAID TO ABACUS BY SAGENT HEREUNDER. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE.

8.      INDEMNITY

8.1 INDEMNITY. Abacus shall at its expense, defend, or at its option, settle any claim, demand, suit or proceeding made or brought against Sagent for infringement of any United States patent

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existing, as of the Effective Date, copyright, trade secret, trademark or any other intellectual property right by the use, reproduction and distribution of the Abacus Software by Sagent in accordance with this Agreement and shall pay any settlements entered into or damages awarded against Sagent to the extent based on such a claim. Abacus's obligations under this section shall only apply if (1) Sagent promptly notifies Abacus in writing as soon as Sagent becomes aware of any actual or threatened infringement claim and (2) grants Abacus exclusive control over its defense and settlement. The foregoing obligation in this Section 8 will cover only those releases of the Abacus Software delivered hereunder, but under no circumstances shall it cover any modifications made based on specifications provided by Sagent or any third party if the infringement would have been avoided without such modifications.

        Notwithstanding the foregoing, Abacus's obligations under this Section 8 will not cover claims that the Abacus Software infringes any third party's rights (i) as used in combination with any software or hardware not supplied by Abacus if such claim could have been avoided but for such combination and/or
(ii) if the Abacus Software has been modified by Sagent if such claim could have been avoided but for such modification.

        If an infringement claim is asserted or if Abacus believes one likely, Abacus will have the right, but not the obligation at its sole expense, to procure a license from the person claiming or likely to claim infringement or otherwise to take steps to modify the Abacus Software to avoid the claim of infringement. In such case, modification of the Abacus Software for this purpose shall not materially impair the operation of the Abacus Software for use with the Sagent Product.

9.      TERM AND TERMINATION

9.1 TERM. The Term of this Agreement shall be for three (3) years starting with the Effective Date (the "Initial Term"), and shall automatically renew for additional, consecutive terms of one (1) year each as of the anniversary date starting with the expiration of the Initial Term, unless either party provides the other with written notice at least ninety (90) days prior to the expiration of the then current term of such party's intent to terminate the Agreement, in which case this Agreement shall terminate as of the then current term's expiration date.

9.2 TERMINATION FOR CAUSE. Either party shall have the right to terminate this Agreement immediately upon written notice at any time if (a) the other party is in breach of any material warranty, term, condition, or covenant of this Agreement, and such breaching party fails to cure such breach within thirty (30) calendar days following its receipt from the nonbreaching party of a written notice to the breaching party of the breach and of the non-breaching party's intention to terminate unless such breach is cured within such 30 days; or (b) the other party (i) becomes insolvent, (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature, (iii) admits in writing its insolvency or inability to pay its debts or perform its obligation as they mature, or (iv) makes an assignment for the benefit of creditors.

9.3 EFFECT OF TERMINATION. Upon any termination or expiration of this Agreement, all licenses granted to Sagent with respect to the WB Software (including Source
Code) shall survive. In addition, the following sections shall also survive; 2.6, 5.3, 6, 7, 8, 9, 10, 11, 12, and 13. No such termination or expiration will relieve either party from any liability arising from any breach of this

Agreement occurring prior to termination. Neither party will be liable to the other party or any third party for damages of any sort solely as a result of terminating this Agreement in accordance with its terms. Upon termination, amounts payable or accrued to Abacus under this Agreement shall become immediately due and payable.

10.     CONFIDENTIALITY

        Each party will protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that each party uses to protect its own like information but in no event less than reasonable care. Neither party will use the other's Confidential Information for purposes other than those necessary to further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party. The parties' obligations hereunder with respect to Confidential Information shall survive the expiration or earlier termination of this Agreement. Source Code and Source Materials shall automatically be considered Confidential Information.

11.     ARBITRATION

11.1 ARBITRATION. Except as set forth in this Section 11, any claim or controversy arising out of, under, or related to this Agreement, any breach thereof or any causes of action or claims the parties have with respect thereto, which claim or controversy cannot be resolved informally, shall be settled in Palo Alto, California by arbitration before a single arbitrator agreeable to both parties under the then current commercial rules of the American Arbitration Association. If the parties cannot agree on an arbitrator within sixty (60) days after a demand for arbitration has been requested in writing by either of them, then arbitration shall proceed before a single arbitrator appointed by the American Arbitration Association under its then current commercial rules. Such arbitrator shall have experience in the computer software industry and shall be either a business executive or a lawyer who either has participated previously in arbitration or dispute resolution proceedings. Any arbitration shall consist of not more than three (3) days of hearings all of which shall occur within sixty days after the arbitrator has been selected. The discovery permitted in any arbitration shall be limited as follows: either party shall have the right to take up to five days combined of deposition testimony (eight hour days) from the other party's percipient witnesses (those witnesses who are listed by a party as those persons which the party intends to call on its behalf in the arbitration.) A party shall list all such witnesses and send such list to the other party within ten (10) days after the arbitrator has been selected and/or those witnesses who are third parties who may not participate in the arbitration. Any deposition session lasting more than four hours shall count as an eight hour day. All such discovery shall occur prior to the first arbitration hearing date. All hearing days for any arbitration shall occur within two weeks after the first day of such hearing. The arbitrator shall issue a written decision with findings of fact and reason for his (her) decision within two weeks after the final hearing date. The arbitration award shall be specifically enforceable, and judgment upon any award rendered pursuant to the arbitration may be entered in any court with jurisdiction over the parties and subject matter of the dispute. Notwithstanding any other provision of this Section 11, either party may seek injunctive relief (temporary, preliminary and/or permanent) in a court of law for any breach by either party of the other's proprietary rights or breach of a party's non-disclosure obligations as set forth herein. The arbitrator shall have no right to award punitive damages or any equitable relief of any kind.

11.2 FEES AND EXPENSES. In any arbitration, enforcement proceeding based therein, or any other litigation between the parties arising out of or related to this Agreement, the prevailing party therein shall be entitled to have its reasonable attorneys' fees, reasonable arbitration expenses, related litigation costs and costs of suit (if any) paid by the nonprevailing party. In the case of arbitration, the arbitrator shall make such award; in any litigation, the court hearing the dispute shall make such determination.

12.     NOTICES

        All notices, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by prepaid certified mail or registered mail, receipt acknowledged or hand delivery (receipt acknowledged) or dispatched (with reasonable evidence of receipt) by telex, telegraph, or other means of electronic facsimile transmission, or three (3) days after being sent by an internationally recognized overnight courier service, addressed to the party to whom the notice is intended to be given at the addresses and addressees specified below:

        To Sagent:           Sagent Technology, Inc.
                             2225 E. Bayshore Road, Ste. 100
                             Palo Alto, CA 94303
                             Telephone: (415) 493-7100
                             Facsimile: (415) 493-1290

                             Attention: Kathy Gelin

                             with a copy to:

                             Soraya N. Rashid
                             Wilson, Sonsini, Goodrich & Rosati
                             650 Page Mill Road
                             Palo Alto, CA 94304-1050

        To Abacus:           Abacus Concepts, Inc.
                             1918 Bonita Avenue
                             Berkeley, CA 94704-1038
                             Telephone: (510) 540-1949
                             Facsimile: (510) 540-0260

                             Attention: Dan Feldman

                             with a copy to:

                             J. F. Petruzzelli
                             Wise & Shepard LLP
                             3030 Hansen Way, Suite 100
                             Palo Alto, California 94304

Either party may from time to time designate a different address and addressee as to itself by notice sent in accordance with this Section 12.

13.     GENERAL

13.1 EFFECT OF BANKRUPTCY. The parties hereto expressly intend that Sagent, as a licensee of Abacus's intellectual property, shall be afforded all of the protections afforded to a licensee under Section 365(n) of the Code so that the Trustee or Debtor in Possession, as defined in the Code, will not interfere with Sagent's rights to the Abacus Software and Source Code as provided in the Agreement, as set forth in Section 365(n) of the Code. In the event of the bankruptcy of Abacus, Abacus shall be deemed to be the debtor/licensor under
Section 365(n) of the Code; Sagent shall be deemed to be the licensee under
Section 365(n) of the Code; the Agreement and license of the Abacus Software thereunder shall be deemed to be an executory contract under Section 365(n) of the Code; the Abacus Software and Source Code shall be deemed to be intellectual property under Section 365(n) of the Code; and the Media shall be deemed to be the embodiment of the Source Code under Section 365(n) of the Code.

13.2 FORCE MAJEURE. Neither party will be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fire, epidemic, flood, earthquake, riot, war, sabotage, labor shortage, or dispute, and governmental action, which are beyond its reasonable control; provided however, that the delayed party (a) gives the other party written notice of such cause promptly, and in any event within fifteen (15) calendar days of discovery thereof, and (b) uses its reasonable efforts to correct such failure or delay in its performance.

13.3 INDEPENDENT PARTIES. None of the provisions of this Agreement shall be deemed to constitute a partnership, joint venture, or any other such relationship between the parties hereto, and neither party shall have any authority to bind the other in any manner. Neither party shall have or hold itself out as having any right, authority, or agency to act on behalf of the other party in any capacity or in any manner, except as may be specifically authorized in this Agreement.

13.4 ANNOUNCEMENTS. The parties shall consult with each other prior to making any public announcement concerning any of the transactions contemplated in this Agreement, and shall cooperate to issue appropriate joint press releases in connection with the execution of this Agreement.

13.5 TAXES. In the event that taxes or fees (other than withholding taxes or taxes on income of Abacus arising out of this Agreement) such as, but not limited to, customs, technology transfer, sales, use, value-added, or other taxes, duties, or imposts are imposed or levied on the parties arising out of or related to this Agreement, Sagent shall be responsible for the payment of same.

13.6 ASSIGNMENT. The rights and liabilities of the parties hereto will bind and inure to the benefit or their respective successors, executors, and administrators, as the case may be; however, except to the extent expressly provided herein, neither party may assign or delegate its obligations under this

Agreement, either in whole or in part, without the prior written consent of the other, other than (i) to an Affiliate or (ii) to a Person into which it has merged or which has otherwise succeeded to all or substantially all of such party's business and assets to which this Agreement pertains and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of the provisions of this Section will be void.

13.7 APPLICABLE LAW. The validity, construction, and performance of this Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law, as if such Agreement were performed entirely within the State of California.

13.8 SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, such provision will be enforced to the maximum extent permissible and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.9 NO WAIVER. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

13.10 NO RIGHTS IN THIRD PARTIES. This Agreement is made for the benefit of Sagent and Abacus and their respective Affiliates, if any, and not for the benefit of any third parties.

13.11 MISCELLANEOUS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party based on draftsmanship of the Agreement or otherwise.

13.12 COMPLETE AGREEMENT. This Agreement, including all exhibits and documents directly referenced, constitutes the entire agreement between the parties with respect to its subject matter superseding and rendering void any and all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

        IN WITNESS WHEREOF, Sagent and Abacus have executed this Agreement on the dates noted below.

                                                   ABACUS CONCEPTS, INC.

Date: January 22, 1997                             /s/ Daniel S. Feldman, Jr.
                                                   ----------------------------
                                                   By: Daniel S. Feldman, Jr.
                                                       ------------------------
                                                   Title: President & CEO
                                                       ------------------------


                                                   SAGENT TECHNOLOGY, INC.

Date: January 22, 1997                             /s/ Kenneth C. Gardner
                                                   ----------------------------

                                                   By: Kenneth C. Gardner
                                                       ------------------------
                                                   Title: President & CEO
                                                       ------------------------


Addenda to the Development & License Agreement:

Addendum 1 - Specifications
Addendum 2
        Part A - Deliverables
        Part B - Milestones and Delivery Schedule
        Part C - Acceptance Tests and Criteria
Addendum 3 - Support Services

                                   ADDENDUM 1

                                 SPECIFICATIONS
    (FUNCTIONS, FEATURES, SYSTEMS REQUIREMENTS, DESCRIPTION OF DELIVERABLES)

PLATFORMS SUPPORTED:  MICROSOFT WINDOWS 95, NT 3.51 AND 4.0

StatView for Sagent

        One button launch of StatView 4.55 and subsequent versions from within Sagent Information Studio

        Sagent will integrate StatView file format. Code or specifications to be supplied by StatView

        Sagent will implement a StatView "sink" inside Information Studio to launch StatView and opens the StatView Dataset

        StatView for Sagent will only be sold to customers with Sagent's Data Mart Server products. It will not be sold stand alone to customers who do not own a license to other Sagent products.

White Birch - Integration of the StatView formula expression component into the Sagent Information Studio White Birch will be delivered as a single executable that includes:

        1.     User Interface, including:

               A.     General StatView formula interface

               B. Interface for specification of attributes for calculated variables

        2. Computation engine, accessible and executable through property sheet

        This executable will be installed on both client AND server but computation will take place solely on server.

White Birch will be in all ways functionally similar to formulas in StatView 4.5 with the exceptions noted below. Specifically, this means that:

        1. For all StatView user functions that take variables as arguments, in White Birch these user functions will take columns from Sagent tables.

        2. If the table columns in White Birch expressions are N rows long, then the table columns resulting from White Birch calculations will also be N rows long, even when every value in that column is the same (e.g., Mean(Column 1)

        White Birch will differ from the StatView formula component in the following ways:

        1. The computation engine will be optimized to perform a single pass on Sagent data records wherever possible. Preferably, the UI will allow definition of > 1 expression, and attribute specification for each expression that is created as a consequence of this multiple expression interface.

        2. The UI and computation will support Split By functionality, thus generating separate results for rows belonging to different levels of nominal ordinal variables.

        3. Abacus will provide interfaces through which Abacus-specific metadata, e.g., the StatView Class attribute, can be specified. This will be both a COM (runtime) interface and possible a UI interface as well (the latter could be made available for specification of scheme as well as within White Birch steps). Sagent will use this interface when writing out files to the StatView format for one-button integration.

        4. StatView expressions will be suitably parameterized to allow Sagent-driven substitution of variables through property sheets.

White Birch specifically will not support:

        1. Creation of results in summary format. For those expressions that compute results that are not row-dependent, these could be displayed in summary tables.
               This will not be supported in this deliverable.

        2. White Birch will not support an explicit interface for "binning" continuous variables to nominal groups and other interfaces that are specific to Recode operations that are currently supported in StatView 4.5.

        3. White Birch will not include specific interfaces for Random and Series user functions, such as exist in StatView 4.5 for Windows.

        4. White Birch will not be used as a source step in dataflow plans, thus no interface is necessary for specifying #rows/#columns within the formula interface.

        5. Criteria/filtering functionality. This will be provided by other dataflow steps.

To support White Birch, Sagent will provide:

        1. Any optimization of sequential dataflow steps related to data access.

        2.     Metadata for data in Sagent tables, including

               1.     Table and column names

               2.     Column type (Real, Integer, String, Date/Time, Currency)

               3.     Column length (# rows)

               4. StatView Class attribute (Continuous, Nominal, Ordinal, Informative)


THE FOREGOING ADDENDUM 1 IS AGREED TO AND ACCEPTED BY THE PARTIES:

Abacus Concepts, Inc.                         Sagent Technology, Inc.

Name: Daniel S. Feldman, Jr.                  Name: Kenneth C. Gardner
      -------------------------------               ----------------------------
Title: President & CEO                        Title: President & CEO
      -------------------------------               ----------------------------
Signature: /s/ Daniel S. Feldman, Jr.         Signature: /s/ Kenneth C. Gardner
      -------------------------------                    -----------------------
Date: January 22, 1997                        Date: January 22, 1997
      -------------------------------               ----------------------------

                                   ADDENDUM 2

                          PART A - LIST OF DELIVERABLES





















THE FOREGOING PART A ADDENDUM 2 IS AGREED TO AND ACCEPTED BY THE PARTIES:

Abacus Concepts, Inc.                              Sagent Technology, Inc.

Name:                                              Name:
      ---------------------                              -----------------------
Title:                                             Title:
      ---------------------                              -----------------------
Signature:                                         Signature:
      ---------------------                              -----------------------
Date:                                              Date:
      ---------------------                              -----------------------

                                   ADDENDUM 2

                    PART B - MILESTONE AND DELIVERY SCHEDULE





















THE FOREGOING PART B ADDENDUM 2 IS AGREED TO AND ACCEPTED BY THE PARTIES:

Abacus Concepts, Inc.                              Sagent Technology, Inc.

Name:                                              Name:
      ---------------------                              -----------------------
Title:                                             Title:
      ---------------------                              -----------------------
Signature:                                         Signature:
      ---------------------                              -----------------------
Date:                                              Date:
      ---------------------                              -----------------------

                                   ADDENDUM 2

                     PART C - ACCEPTANCE TESTS AND CRITERIA

















THE FOREGOING PART C ADDENDUM 2 IS AGREED TO AND ACCEPTED BY THE PARTIES:

Abacus Concepts, Inc.                              Sagent Technology, Inc.

Name:                                              Name:
      ---------------------                              -----------------------
Title:                                             Title:
      ---------------------                              -----------------------
Signature:                                         Signature:
      ---------------------                              -----------------------
Date:                                              Date:
      ---------------------                              -----------------------